EXHIBIT 12


                              ORYX ENERGY COMPANY
                 COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                        TO FIXED CHARGES - UNAUDITED (a)
                             (Millions of Dollars)

                                     Three Months    Six Months
                                     Ended June 30  Ended June 30
                                          1995          1995
                                     -------------  -------------
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
  Consolidated interest cost and
    debt expense                        $  39          $  79
  Interest allocable to rental
    expense (b)                             4              7
                                        ------         ------
     Total                              $  43          $  86
                                        ======         ======
Earnings:
  Consolidated income before provision
    for income taxes                    $  26          $  47
  Fixed charges                            43             86
  Interest capitalized                     (2)            (4)
  Amortization of previously
    capitalized interest                    1              2
                                        ------         ------
     Total                              $  68          $ 131
                                        ======         ======
Ratio of Earnings to Fixed Charges       1.58           1.52
                                        ======         ======
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS:
Fixed Charges:
  Consolidated interest cost and
    debt expense                        $  39          $  79
  Preferred stock dividend requirements     -              -
  Interest allocable to rental
    expense (b)                             4              7
                                        ------         ------
     Total                              $  43          $  86
                                        ======         ======
Earnings:
  Consolidated income before provision
    for income taxes                    $  26          $  47
  Fixed charges                            43             86
  Interest capitalized                     (2)            (4)
  Amortization of previously
    capitalized interest                    1              2
                                        ------         ------
     Total                              $  68          $ 131
                                        ======         ======
Ratio of Earnings to Fixed Charges       1.58           1.52
                                        ======         ======

(a) The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.